Exhibit 5.1

Our ref    RDS/791029-000002/26049041v1

ZKH Group Limited

4th Floor, Harbour Place

103 South Church Street, PO Box 10240

Grand Cayman KY1-1002

Cayman Islands

17 March 2023

Dear Sir or Madam

ZKH Group Limited

We have acted as Cayman Islands legal advisers to ZKH Group Limited (the "Company") in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended to date relating to the initial public offering by the Company (the "Offering") of certain American depositary shares (the "ADSs") representing the Company's class A ordinary shares with a par value of US$0.0000001 each (the "Shares").

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 26 April 2021.

1.2	The second amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 29 January 2022 and effective on 24 February 2022 (the "Pre-IPO Memorandum and Articles").

1.3	The third amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 14 March 2023 and effective immediately prior to the completion of the Offering (the "Post-offering Memorandum and Articles").

1.4	The written resolutions of the board of directors of the Company dated 5 March 2023 (the "Directors' Resolutions").

1.5	The minutes of the meeting of the shareholders of the Company (the "Meeting") held on 14 March 2023 (the "EGM Minutes").

1.6	A certificate from a director of the Company, a copy of which is attached hereto as Annexure A (the "Director's Certificate").

1.7	A certificate of good standing dated 15 March 2023, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Company will receive money or money's worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

2.4	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.5	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, with effect immediately prior to the completion of the Offering, will be US$50,000 divided into (i) 480,000,000,000 class A ordinary shares of a par value of US$0.0000001 each, (ii) 1,500,000,000 class B ordinary shares of a par value of US$0.0000001 each, and (iii) 18,500,000,000 shares of a par value of US$0.0000001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Post-offering Memorandum and Articles.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Annexure A

Director's Certificate

Director's Certificate

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road, Wanchai

Hong Kong

17 March 2023

Dear Sirs

ZKH Group Limited (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Pre-IPO Memorandum and Articles remain in full force and effect and, except as amended by resolutions set out in the EGM Minutes conditionally adopting the Post-offering Memorandum and Articles, are otherwise unamended.
2	The Directors' Resolutions were duly passed in the manner prescribed in the Pre-IPO Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by each director of the Company) and have not been amended, varied or revoked in any respect.
3	The EGM Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Pre-IPO Memorandum and Articles. The resolutions set out in the EGM Minutes were duly passed in the manner prescribed in the Pre-IPO Memorandum and Articles and have not been, and will not at any time prior to completion of the Offering be, amended, varied or revoked in any respect.
4	The authorised share capital of the Company is US$50,000 divided into 500,000,000,000 Shares of a nominal or par value of US$0.0000001 each, consisting of: (i) 495,803,818,087 Ordinary Shares of par value of US$0.0000001 each, (ii) 57,541,800 Series Seed Preferred Shares of a nominal or par value of US$0.0000001 each, (iii) 58,480,000 Series A Preferred Shares of a nominal or par value of US$0.0000001 each, (iv) 84,480,000 Series A+ Preferred Shares of a nominal or par value of US$0.0000001 each, (v) 734,209,000 Series B Preferred Shares of a nominal or par value of US$0.0000001 each, (vi) 277,730,000 Series B+ Preferred Shares of a nominal or par value of US$0.0000001 each, (vii) 604,820,600 Series C-1 Preferred Shares of a nominal or par value of US$0.0000001 each, (viii) 372,859,000 Series C-2 Preferred Shares of a nominal or par value of US$0.0000001 each, (ix) 705,523,600 Series D-1 Preferred Shares of a nominal or par value of US$0.0000001 each, (x) 105,302,000 Series D-2 Preferred Shares of a nominal or par value of US$0.0000001 each, (xi) 803,222,500 Series E Preferred Shares of a nominal or par value of US$0.0000001 each and (xii) 392,013,413 Series F Preferred Shares of a nominal or par value of US$0.0000001 each.

5	The authorised share capital of the Company, with effect immediately prior to the completion of the Offering, will be US$50,000 divided into (i) 480,000,000,000 class A ordinary shares of a par value of US$0.0000001 each, (ii) 1,500,000,000 class B ordinary shares of a par value of US$0.0000001 each, and (iii) 18,500,000,000 shares of a par value of US$0.0000001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Post-offering Memorandum and Articles.
6	The shareholders of the Company have not restricted or limited the powers of the directors of the Company in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from allotting and issuing the Shares or otherwise performing its obligations under the transactions contemplated by under the Registration Statement.
7	The directors of the Company at the date of the Director's Resolutions were as follows:

CHEN Long

Fengyi Bie

LI Junyu

CHEN Shuangyi

YANG Changxiang

WU Xiaoyi

ZHU Yingchun

LI Na

XIA Yao

8	The directors of the Company at the date hereof are as follows:

CHEN Long

Fengyi Bie

LI Junyu

CHEN Shuangyi

YANG Changxiang

WU Xiaoyi

ZHU Yingchun

LI Na

9	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.
10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company's property or assets.
11	Upon the completion of the Offering, the Company will not be subject to the requirements of Part XVIIA of the Companies Act (As Revised).

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Long Chen
Name:	Long Chen
Title:	Director